    As filed with the Securities and Exchange Commission on November 2, 2001
                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      -------------------------------------

                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                      -------------------------------------

                             WHIRLWIND MARKETING , INC.
             (Exact Name of Registrant as Specified in its Charter)

  Delaware                        7389                        23-3050999
---------------       ----------------------------        -------------------
(State or other       (Primary Standard Industrial         (I.R.S. Employer
jurisdiction of        Classification Code Number)        Identification No.)
incorporation or
organization)

                       455 Pennsylvania Avenue, Suite 200
                       Fort Washington, Pennsylvania 19034
              (Address of principal executive offices and zip code)

                      -------------------------------------

                     2000 STOCK OPTION AND STOCK AWARD PLAN
                     2001 EXECUTIVE OFFICER STOCK BONUS PLAN
                         FN INDUSTRIES, INC. STOCK PLAN
                    EXCELCO SYSTEMS INTERNATIONAL STOCK PLAN
                          MGMARKETING GROUP STOCK PLAN
                            (full title of the plan)

                      -------------------------------------

                                 Mark W. Peters
                                    President
                            Whirlwind Marketing, Inc.
                       455 Pennsylvania Avenue, Suite 200
                       Fort Washington, Pennsylvania 19034
                                  (215)591-0850
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                      -------------------------------------


                         CALCULATION OF REGISTRATION FEE

 Title of           Proposed           Proposed
Securities           Amount            Maximum                     Maximum               Amount of
  to be             to be           Offering Price                Aggregate            Registration
 Offered          Registered(1)      Per share (2)             Offering Price             Fee
 -------          ----------        -------------             ------------------        --------
Common Stock      452,500(3)                 $.38              $  171,950                $ 42.98
Common Stock      547,500(3)                 $.50              $  273,750                $ 68.44
Common Stock      620,000(4)                 $.80              $  496,000                $124.00
Common Stock      300,000(5)                 $.80              $  240,000                $ 60.00
Common Stock       90,000(6)                 $.80              $   72,000                $ 18.00
Common Stock       34,171(7)                 $.80              $   27,367                $  6.84
                 -----------                                   ----------                -------
         Total  2,044,171 shares                               $1,281,067                $320.26

----------
(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the number of shares being registered shall include an indeterminate number of additional shares of our Common Stock that may become issuable as a result of any stock splits, stock dividends, or other similar transactions in accordance with the anti-dilution provisions of the 2000 Stock Option and Stock Award Plan.

(2) Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h), the offering price is based upon the higher of the actual issuance price or stock option exercise price as the case may be, or the average of the bid and ask price of our Common Stock on October 25, 2001 of $.38 per share. The registration fee represents .00025 of the proposed maximum aggregate offering price.

(3) Represents an aggregate of 1,000,000 shares of Common Stock issuable under our 2000 Stock Option and Stock Award Plan, of which as of the date hereof options to acquire up to 547,500 shares at $.50 per share have been issued to officers, directors, employees and consultants.

(4) Represents shares of Common Stock to be issued to our executive officers and an employee as a bonus (Raymond M. Hackney-200,000 shares; George J. Evanick, Jr.- 200,000 shares; Mark W. Peters-200,000 shares; and Andrew Powell- 20,000 shares).

(5) Represents shares of Common Stock to be issued to Dr. Sarvotham Chary (250,000 shares) and Francis Chary (50,000 shares) pursuant to our consulting agreement with Excelco Systems International.

(6) Represents shares of Common Stock to be issued to Marc Goldberg (45,000 shares) and Michael Levine (45,000 shares) pursuant to our consulting agreement with MGMarketing Group.

(7) Represents shares of Common Stock to be issued to Todd Seiber pursuant to our agreement with FN Industries, Inc.

                             INTRODUCTORY STATEMENT

         This Form S-8 registration statement covers an aggregate of 2,044,171 shares of our Common Stock, as follows: 1,000,000 shares issuable under our 2000 Stock Option and Stock Award Plan, of which as of the date hereof options to acquire up to 547,500 shares at $.50 per share have been issued to officers, directors, employees and consultants; 620,000 shares to be issued to our executive officers and an employee as a bonus for services rendered and to be rendered during the 2001 calendar year (Raymond M. Hackney-200,000 shares; George J. Evanick, Jr.- 200,000 shares; Mark W. Peters-200,000 shares; and Andrew Powell- 20,000 shares); 300,000 shares to be issued to Dr. Sarvotham Chary (250,000 shares) and Francis Chary (50,000 shares) pursuant to our consulting agreement with Excelco Systems International; 90,000 shares to be issued to Marc Goldberg (45,000 shares) and Michael Levine (45,000 shares) pursuant to our consulting agreement with MGMarketing Group; and 34,171 shares to be issued to Todd Seiber pursuant to our agreement with FN Industries, Inc. The shares to be issued pursuant to our agreements with each of Excelco, MGMarketing and FN Industries will be issued in exchange for consulting services rendered or to be rendered to us.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The information required by Part I is included in documents sent or given to participants in the employee benefit plans to which this registration statement relates pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended ("Act"). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission ("SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

         The documents listed in (a) and (b) below are incorporated by reference in the Registration Statement and made a part hereof. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

         (a) The Registrant's prospectus dated August 10, 2001 filed pursuant to Rule 424B(1) of the Act and included as part of the Registration Statement on Form SB-2 (No. 333-61492); and

         (b) The description of the Common Stock of the Registrant, $.001 par value per share ("Common Stock"), contained in the Registrant's Form 8-A12G filed with the SEC on June 11, 2001, including any amendment or report filed for the purpose of updating such description.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        None.

Item 6. Indemnification of Directors and Officers

         Under Section 145(a) of the General Corporation Law of the State of Delaware, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities. Our Certificates of Incorporation and Bylaws also provide for mandatory indemnification of our directors and officers, and permissive indemnification of our employees and agents, to the fullest extent permissible under Delaware law.

         In addition to providing the maximum indemnity permitted by Delaware law for directors and officers, our Certificate of Incorporation provides that we are required to pay the expenses incurred by directors and officers in defending any proceeding in advance of its final disposition; provided, however, that if required by Delaware law, such expenses shall only be advanced if the indemnified person undertakes to repay all amounts so advanced if it shall be ultimately determined that such officer or director is not entitled to indemnity under our Certificate of Incorporation. In addition, our Certificate of Incorporation provides that if we fail to pay any amount owed to an officer or director for indemnity, such person may bring suit against us to recover the unpaid amount and, if such person is successful, in whole or in part, we will be required to pay his or her expense of prosecuting the claim.

         Article seven of our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Section 102(b)(7) permits the certificate of incorporation of a Delaware corporation to include a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that the provision may not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful payment of dividends or unlawful purchase or redemption of stock under Section 174 of the General Corporation Law of the State of Delaware; or (iv) any transaction from which the director derived an improper personal benefit. This eliminates liability for monetary damages for breach of the directors' fiduciary duty of care to our company and our stockholders. This provision does not eliminate directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief may be available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us.

         We do not currently maintain directors' and officers' liability insurance but we may do so in the future.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

         The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) to include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually in the aggregate, represent a fundamental change in the information in the registration statement; and

                           (iii) to include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Except that, subparagraph (i) and (ii) of this paragraph do not apply provided that the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the issuer under the Securities Exchange Act of 1934.

                  (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered herein, and shall treat the offering of such securities at that time as the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Washington, Pennsylvania, on November 2, 2001.

                                    WHIRLWIND MARKETING, INC.


                           By:      /s/ Mark W. Peters
                                    -------------------------------------
                                    Mark W. Peters,
                                    President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons in the capacities and on the date indicated.

         Signature                                   Title                              Date
         ---------                                   -----                              ----
/s/ Raymond M. Hackney                 Chairman of the Board                            November 2, 2001
-----------------------------          and Chief Executive Officer,
Raymond M. Hackney                     (Principal Executive Officer)


/s/ Mark W. Peters                     President and Director                           November 2, 2001
-----------------------------          (Principal Accounting Officer)
 Mark W. Peters

/s/ George J. Evanick, Jr.
-----------------------------          Director                                         November 2, 2001
George J. Evanick, Jr.

/s/ James J. Miller, Jr.
-----------------------------          Director                                         November 2, 2001
James J. Miller, Jr.

/s/ Richard I. Sichel
-----------------------------          Director                                         November 2, 2001
Richard I. Sichel

                                  EXHIBIT INDEX



Exhibit No.                Description
-----------                -----------
 3.1 Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to Form SB-2, File No. 333-61492).

 3.2              By-Laws (Incorporated by reference to
                  Exhibit 3.2 to Form SB-2, File No. 333-61492).

 4.1 2000 Stock Option and Stock Award Plan (Incorporated by reference to Exhibit 10.2 to Form SB-2, File No. 333-61492).

 5.1              Opinion of Lurio & Associates, P.C.

10.1 Consulting Agreement between the Company and Excelco Systems International dated October 18, 2001.

10.2 Consulting Agreement between the Company and Excelco Systems International dated October 18, 2001.

23.1              Consent of Lurio & Associates, P.C.
                  (included in the opinion filed as Exhibit 5.1 hereto).

23.2              Consent of BDO Seidman, LLP